EXHIBIT 99.1

                 Trimble and Nikon Sign Definitive Agreement to
                          Form Joint Venture for Survey

     SUNNYVALE, Calif. and TOKYO, Japan, March 28, 2003 - Trimble (Nasdaq: TRMB) and Nikon Corporation (TSE: Nikon 7731) today announced that they have reached a definitive agreement to form a 50-50 joint venture in Japan, Nikon-Trimble Co., Ltd., to address the survey instruments market. Financially, Nikon will contribute(Y)1.2 billion (approximately US$10 million) in cash, while Trimble will contribute(Y)500 million (approximately US$4.2 million) in cash and(Y)700 million (approximately US$5.8 million) in its common stock. Nikon-Trimble Co., Ltd. will purchase assets from Nikon Geotecs Co., Ltd. and Trimble Japan KK and is expected to begin operations during the second quarter of 2003.

     Under terms of the agreement, Trimble will acquire a 50 percent ownership stake in Nikon-Trimble Co., Ltd., which will assume the operations of Nikon Geotecs Co., Ltd. in Japan. The new entity will focus on the design and manufacture of surveying instruments including mechanical total stations and related products. In Japan, the joint venture will distribute Nikon's survey products as well as Trimble's survey products including Global Positioning System (GPS) and robotic total stations. Outside of Japan, Trimble will become the exclusive distributor of Nikon survey and construction products.

     Trimble expects the joint venture to enhance its market position in survey instruments through geographic expansion and market penetration. The Nikon instruments will broaden Trimble's survey and construction product portfolio and enable the Company to better access emerging markets in Russia, Eastern Europe, India and China. It will provide Trimble with the ability to sell its GPS and robotic technology to existing Nikon customers around the world. Additionally, the new company is expected to improve Trimble's market position in Japan, which remains a major market for survey instruments.

     "The joint venture with Nikon reinforces our strategy of providing users with a broad portfolio of position-centric information solutions," said Steven
W. Berglund, president and chief executive officer of Trimble. "Nikon's product quality and its strong brand complement our GPS and robotic survey products, and also give us a new platform that can increase penetration into construction applications. Additionally, the distribution arrangements will expand our capabilities both inside Japan and worldwide. Finally, Nikon Corporation represents an outstanding, high-quality partner that should bring additional stature and competency to our efforts."

     "The combination of Nikon, a leading manufacturer of optical total stations, and Trimble, a world leader in GPS and robotic total stations serves to address the varied market requirements for high performance survey products," said Yoshida Shoichiro, chairman and CEO of Nikon. "The integration of both companies' product lines will enable each to achieve more effective sales activities through Nikon's sales network in Japan and Trimble's outside Japan."

Financial Implications

     At this time, Trimble does not expect to consolidate revenue from its 50 percent stake in the joint venture in Japan, but will report 50 percent of its net income or loss under the "Investment in Affiliates" line in the "Other Non-operating Income and Expense" part of its income statement. Trimble will recognize 100 percent of the sale of Nikon products outside of Japan under its existing revenue recognition policies. The Company also expects the venture to be neutral to earnings during the start-up phase.

About Nikon

     Established in 1917, Nikon is a leading developer and manufacturer of advanced optical and precision equipment. Nikon designs and makes precision equipment for use in semiconductor and liquid crystal display ("LCD") fabrication, inspection and measurement. Nikon also develops and makes visual imaging products including digital cameras, film cameras and binoculars as well as a variety of highly sophisticated optical instruments for institutional and industrial uses. With its strong and longstanding customer relationships, global brand recognition and technical expertise, Nikon maintains its leadership position through its emphasis on cutting-edge research and development and its ability to adapt its products to meet its customers' quickly changing needs.

     For more information, visit Nikon's Web site at http://www.nikon.co.jp.

About Trimble

     Trimble is a leading innovator of Global Positioning System (GPS) technology. In addition to providing advanced GPS components, Trimble augments GPS with other positioning technologies as well as wireless communications and software to create complete customer solutions. Trimble's worldwide presence and unique capabilities position the Company for growth in emerging applications including surveying, automobile navigation, machine guidance, asset tracking, wireless platforms, and telecommunications infrastructure. Founded in 1978 and headquartered in Sunnyvale, Calif., Trimble has more than 2,000 employees in more than 20 countries worldwide.

For more information, visit Trimble's Web site at http://www.trimble.com.

     Certain statements made in this press release are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. This
press release contains forward-looking statements that include risks and uncertainties concerning Trimble's expected financial performance, as well as Trimble's strategic and operational plans. Actual results may differ from those set forth in this press release due to certain risks and uncertainties, including the ability to achieve market acceptance of product offerings from the joint venture and the risks inherent in joint ventures, including the integration of separate workforces, integration of businesses into the joint venture, unanticipated expenditures and changing relationships with customers. Among other things, economic trends and additional competitive issues may have an adverse effect on the results and growth of the proposed joint venture. These and other risks are detailed from time to time in reports filed with the SEC, including Trimble's quarterly reports on Form 10-Q and its annual report on Form 10-K. The consummation of the joint venture is subject to certain closing conditions and may not be consummated on the terms proposed or at all.